Exhibit 99.1

	CONTACT:	Brad Forsyth
NEWS RELEASE		Chief Financial Officer (415) 408-4700

Willis Lease Finance Earns $9.7 Million or $1.17 Per Share in Second Quarter

NOVATO, CA – August 6, 2013 – Willis Lease Finance Corporation (NASDAQ: WLFC), the premier independent jet engine lessor in the commercial finance sector, today reported earnings of $9.7 million, or $1.17 per diluted share, in the second quarter ended June 30, 2013, compared to $1.6 million, or $0.19 per diluted share in the preceding quarter and $2.4 million, or $0.28 per diluted share, in the second quarter a year ago. For the first six months of 2013, net income attributable to common shareholders was $11.3 million, or $1.36 per diluted share, compared to $5.0 million, or $0.56 per diluted share, in the first six months of 2012.

“Our second quarter results included several large items which impacted net profits and complicates quarterly comparisons,” said Charles F. Willis, Chairman and CEO.  “The largest contributor to the bottom line was the $8.6 million reduction to our deferred tax liability, which was booked following a recent tax court case that upheld tax benefits for domestic corporations deploying assets overseas. While tax law is always complex, the result of this court decision is that we are able to recover the tax basis in certain assets that had been reduced over the past ten years, resulting in a larger tax provision than is now required.”

Second quarter 2013 Highlights (at or for the three-month periods ended June 30, 2013, compared to June 30, 2012 and March 31, 2013):

♦            The tax recovery of $8.6 million reduced our deferred tax liability and resulted in a current period income tax benefit, improving after-tax income.

♦            Lease portfolio increased 4.7% to $1.02 billion from $0.97 billion a year ago, largely due to the purchase-leaseback transaction with Scandinavian Airlines that was completed in the first quarter of 2013.

♦            Total revenues grew 8.0% to $38.0 million from $35.2 million a year ago, reflecting portfolio growth and increased maintenance reserve revenues.

♦            Lease rent revenues increased 3.9% to $24.8 million compared to $23.8 million a year ago.

♦           Maintenance reserve revenues increased 24.9% to $11.8 million compared to $9.4 million a year ago.

♦            Average utilization for the second quarter was 83%, compared to 82% in the second quarter a year ago and 84% in the first quarter of 2013.

♦            Expenses included a $2.0 million write-down of equipment for an engine that will be parted out and $1.8 million in engine maintenance costs for the repair of a widebody engine.

♦            Total net finance costs increased 39.0% to $9.9 million, compared to $7.1 million a year ago, reflecting higher debt levels and higher average financing costs. The higher interest costs (pre-tax) were partially offset by the elimination of the quarterly $0.8 million preferred dividend (after-tax).

♦            Joint venture earnings of $3.4 million benefitted from the recording of $9.0 million in maintenance reserve revenues under aircraft leases terminated in the period.

♦            Liquidity available from the revolving credit facility was $111.0 million at quarter end compared to $83.0 million in the first quarter of 2013 and $122.0 million a year ago.

♦            Tangible book value per common share was $24.00 compared to $22.62 a year ago.

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WLFC earns $1.17 EPS in 2Q13

August 6, 2013

“Our WOLF A340 LLC joint venture (formed in 2005 with Waha Capital), in which we have a 50% interest, owns two A340 aircraft which have recently returned from long-term leases with Emirates,” said Donald Nunemaker, President. “With these aircraft reaching the end of their lease terms in the second quarter, the maintenance reserves held for these assets were recorded as revenue by the joint venture at their respective lease end, contributing to pre-tax earnings of $3.4 million in the period. While our core business continues to be focused on aircraft engines, these aircraft have been solidly profitable for us, with the largest contribution coming at the end of the leases. The eight CFM56-5C4/P engines from the recently returned aircraft are now in the process of being marketed for lease, with one engine already under lease.”

“Our portfolio utilization percentage of 83% for the recent quarter has changed very little over the last twelve months,” continued Nunemaker. “Demand remains firm for most engine types, with the exception being the V2500-A5 engine type which continues to be hampered by oversupply in the market. Despite little movement in utilization, for the six month period ended June 30, 2013, lease rents, maintenance reserve and other revenue are all running ahead of the same period last year. Gain on sale, however, is down $2.5 million during the same period. Our asset sales and corresponding gains tend to be somewhat ‘lumpy’ and don’t happen every quarter.  We have always said that we take an opportunistic approach to selling assets based upon when we think we can get the best terms and conditions, and we expect to continue with this approach.”

Balance Sheet

At June 30, 2013, Willis Lease had 194 commercial aircraft engines, 3 aircraft parts packages and 7 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $1.02 billion, compared to 191 commercial aircraft engines, 3 aircraft parts packages and 11 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $0.97 billion a year ago. The Company’s funded debt-to-equity is 3.50 to 1 at quarter end, compared to 3.75 to 1 at March 31, 2013 and 2.82 to 1 a year ago.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers, air cargo carriers and maintenance, repair and overhaul facilities worldwide. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines and aircraft.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K/A and other continuing reports filed with the Securities and Exchange Commission.

WLFC earns $1.17 EPS in 2Q13

August 6, 2013

Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
	2013	2012	Change	2013	2012	Change
REVENUE
Lease rent revenue	$24,750	$23,810	3.9%	$49,237	$47,895	2.8%
Maintenance reserve revenue	11,788	9,437	24.9%	21,017	18,015	16.7%
Gain on sale of leased equipment	848	1,388	(38.9)%	1,534	3,996	(61.6)%
Other revenue	567	518	9.5%	1,469	986	49.0%
Total revenue	37,953	35,153	8.0%	73,257	70,892	3.3%

EXPENSES
Depreciation expense	14,191	12,490	13.6%	27,801	24,996	11.2%
Write-down of equipment	1,985	-	100.0%	1,985	282	100.0%
General and administrative	9,204	9,304	(1.1)%	17,473	18,041	(3.1)%
Technical expense	4,216	1,435	193.8%	5,890	2,754	113.9%
Net finance costs:
Interest expense	9,852	7,119	38.4%	19,079	15,066	26.6%
Interest income	-	(30)	(100.0)%	-	(60)	(100.0)%
Total net finance costs	9,852	7,089	39.0%	19,079	15,006	27.1%
Total expenses	39,448	30,318	30.1%	72,228	61,079	18.3%

Earnings (loss) from operations	(1,495)	4,835	(130.9)%	1,029	9,813	(89.5)%

Earnings from joint ventures	3,382	199	1599.5%	3,475	596	483.1%

Income before income taxes	1,887	5,034	(62.5)%	4,504	10,409	(56.7)%
Income tax expense (benefit)	(7,805)	1,805	(532.4)%	(6,798)	3,891	(274.7)%
Net income	$9,692	$3,229	200.2%	$11,302	$6,518	73.4%

Preferred stock dividends	-	782	(100.0)%	-	1,564	(100.0)%
Net income attributable to common shareholders	$9,692	$2,447	296.1%	$11,302	$4,954	128.1%

Basic earnings per common share	$1.20	$0.29		$1.40	$0.58

Diluted earnings per common share	$1.17	$0.28		$1.36	$0.56

Average common shares outstanding	8,106	8,585		8,073	8,495
Diluted average common shares outstanding	8,303	8,848		8,307	8,804

WLFC earns $1.17 EPS in 2Q13

August 6, 2013

Consolidated Balance Sheets

(In thousands, except share data, unaudited)

	June 30, 2013	Dec 31, 2012	June 30, 2012
ASSETS
Cash and cash equivalents	$4,340	$5,379	$4,574
Restricted cash	35,336	24,591	84,878
Equipment held for operating lease, less accumulated depreciation	1,015,298	961,459	970,003
Equipment held for sale	22,786	23,607	7,639
Operating lease related receivable, net of allowances	8,774	12,916	8,555
Notes receivable, net of allowances	-	-	5
Investments	31,451	21,831	18,427
Property, equipment & furnishings, less accumulated depreciation	5,316	5,989	6,874
Equipment purchase deposits	1,369	1,369	1,369
Other assets	20,905	21,574	14,437
Total assets	$1,145,575	$1,078,715	$1,116,761

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$18,334	$15,374	$15,873
Liabilities under derivative instruments	781	1,690	11,067
Deferred income taxes	83,677	90,248	88,138
Notes payable	744,498	696,988	685,975
Maintenance reserves	70,493	63,313	61,762
Security deposits	10,974	6,956	6,572
Unearned lease revenue	4,130	4,593	3,903
Total liabilities	932,887	879,162	873,290

Shareholders’ equity:
Preferred stock	$-	$-	$31,915
Common stock ($0.01 par value)	89	87	93
Paid-in capital in excess of par	49,166	47,785	57,959
Retained earnings	164,213	152,911	161,658
Accumulated other comprehensive loss, net of tax	(780)	(1,230)	(8,154)
Total shareholders’ equity	212,688	199,553	243,471

Total liabilities and shareholders’ equity	$1,145,575	$1,078,715	$1,116,761

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